Offer to Purchase for Cash

All Outstanding Shares of Class A Common Stock
Par Value $1.00 Per Share
of
Cox Communications, Inc.
at
$34.75 Net Per Share
by
Cox Holdings, Inc.
A Wholly Owned Subsidiary of
Cox Enterprises, Inc.
and
by
Cox Communications, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW

YORK CITY TIME, ON DECEMBER 2, 2004, UNLESS EXTENDED.

November 3, 2004

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase dated November 3, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal distributed in connection with an offer by Cox Communications, Inc., a Delaware corporation (“Cox”), and Cox Holdings, Inc., a Delaware corporation (“Holdings” and together with Cox, the “Purchasers”) and a wholly owned subsidiary of Cox Enterprises, Inc., a Delaware corporation (“Enterprises”), to purchase all of the issued and outstanding shares of Class A common stock, par value $1.00 per share, of Cox (the “Shares”) not beneficially owned by Enterprises, Cox DNS, Inc. (a wholly owned subsidiary of Enterprises, “DNS”) or Holdings, at a purchase price of $34.75 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the “Offer Price”), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

      We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

      We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

      Your attention is directed to the following:

1. The Offer Price is $34.75 per Share, net to you in cash without interest, upon the terms and conditions set forth in the Offer to Purchase.

2. The Offer is being made for all issued and outstanding Shares.

3. The Board of Directors of Cox (the “Cox Board”), based upon the unanimous recommendation of a special committee of independent directors of the Cox Board, (a) unanimously determined that each of the Offer and the Merger (as defined in the Offer to Purchase) is fair to and in the best interests of Cox’s stockholders (other than

Enterprises and its affiliates), (b) unanimously approved the Offer and the Merger and (c) unanimously recommended that Cox’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn the number of Shares which constitutes at least a majority of the outstanding Shares not beneficially owned by Enterprises, Holdings, DNS or their respective affiliates or the directors and executive officers of Cox immediately prior to the expiration of the Offer and (ii) that Cox shall have obtained funding under the new credit facilities arranged pursuant to the commitment letter in connection with the Offer and the Merger. The aforementioned conditions are not waivable. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See “The Tender Offer — Section 12. Conditions To The Offer” of the Offer to Purchase.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 2, 2004, unless the Offer is extended.

6. Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchasers pursuant to the Offer.

      The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. The Purchasers are not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchasers become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchasers will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchasers cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by Citigroup Global Markets Inc., Lehman Brothers Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

      Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on December 2, 2004, unless extended.

2

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
OF
COX COMMUNICATIONS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 3, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the Offer by Cox Communications, Inc., a Delaware corporation (“Cox”), and Cox Holdings, Inc., a Delaware corporation (“Holdings” and together with Cox, the “Purchasers”) and a wholly owned subsidiary of Cox Enterprises, Inc., a Delaware corporation (“Enterprises”), to purchase all of the outstanding shares of Class A common stock, par value $1.00 per share, of Cox (the “Shares”) not beneficially owned by Enterprises, Holdings or DNS at a purchase price of $34.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered: __________________________________________*

Account Number:

Dated:

*	Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

3